EXHIBIT 99.1

               PRESS RELEASE OF FIRST SECURITYFED FINANCIAL, INC.


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                                FIRST SECURITYFED
                                 FINANCIAL, INC.


                              FOR IMMEDIATE RELEASE
                                  May 13, 2004
CONTACT:
Peter Ilnyckyj - V.P. Investor Relations
Phone # (773) 772-4500

                   FIRST SECURITYFED FINANCIAL, INC. ANNOUNCES
                               1st QUARTER RESULTS

Chicago, IL - May 13, 2004 - (NASDAQ-FSFF) - First SecurityFed Financial, Inc., (the "Company") the holding company for 1st Security Federal Savings Bank, (the "Bank"), announced earnings of $0.52 per share for the quarter ended March 31,2004 as compared to $0.55 per share for the same period of 2003. Diluted earnings per share was $0.49 for the quarter ended March 31, 2004 as compared to $0.53 for the prior year quarter.

Net income for the quarter ended March 31, 2004 was $1,929,000 compared to net income of $1,954,000 for the quarter ended March 31, 2003. Net interest income increased to $4,875,000 for the quarter ended March 31, 2004 as compared to $4,786,000 for the prior year quarter, an increase of $89,000. Total interest income decreased $237,000 which was offset by a decrease in interest expense of $326,000.

The Company's efficiency ratio, a measure of operating efficiency, as of March 31, 2004 remains one of the lowest in our industry at 0.38%.

The Company's deposits increased to $314.1 million at March 31, 2004 from $309.8 million at December 31, 2003, an increase of $4.3 million. The Company's total assets at March 31, 2004 totaled $500.5 million compared to $494.4 million at December 31, 2003, an increase of $6.1 million.

Shareholders equity as of March 31, 2004 was $87.8 million which is equivalent to 17.5% of total assets. Book value at March 31, 2004 was $23.61 per share as compared to $21.60 on March 31, 2003.

On January 12, 2004, the company jointly announced with MB Financial, Inc (Nasdaq: MBFI), parent of MB Financial Bank, that we agreed to merge. MB Financial, Inc. will be the surviving corporation in the transaction valued at $139.2 million, which will be paid through a combination of MB Financial, Inc. common stock and cash. Completion of the transaction is expected during the second quarter of 2004, pending shareholder and regulatory approvals.

First SecurityFed Financial is headquartered in Chicago with 4 offices located in the Chicago Metropolitan area and one branch in Philadelphia, Pennsylvania. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S, Government, including of the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.


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                        FIRST SECURITYFED FINANCIAL, INC.
                         SELECTED FINANCIAL INFORMATION
                                   (Unaudited)

                                         March 31,   December 31,
                                           2004          2003
                                           ----          ----
                                            (In thousands)
Selected Financial Condition Data
---------------------------------
Total assets                             $500,523     $494,411
Cash and cash equivalents                  36,344       13,861
Loans receivable, net                     302,354      303,977
Securities                                133,510      148,290
Deposits                                  314,073      309,842
Advances from Federal Home Loan Bank       93,529       93,644
Shareholders' equity                       87,756       85,884

                                 Three Months Ended   Three Months Ended
                                       March 31,          March 31,
                                         2004               2003
                                         ----               ----
                                             (In thousands)
Selected Operations Data
------------------------
Total interest income                   $7,395             $7,632
Total interest expense                   2,520              2,846
                                        ------             ------
Net interest income                      4,875              4,786
Provision for loan losses                   33                 21
                                        ------             ------
Net interest income after provision
    for loan losses                      4,842              4,765
Noninterest income                         193                267
Noninterest expense                      1,935              1,933
                                        ------             ------
Income before taxes                      3,100              3,099
Income tax provision                     1,171              1,145
                                        ------             ------
Net income                              $1,929             $1,954
                                        ======             ======

                                              March 31,   March 31,
Selected Financial Ratios (1)                   2004        2003
-----------------------------                   ----        ----
Return on average assets                        1.55%       1.67%
Return on average equity                        8.87       10.15
Average equity to average assets               17.52       16.48
Interest rate spread during the period          3.84        4.04
Net interest margin                             4.30        4.52
General and administrative expenses
    to average assets                           1.56        1.66
Efficiency ratio(2)                              .38         .38
Basic per share                            $     .52   $     .55
Diluted                                          .49         .53

                                              As of                  As of
                                          March 31,2004          March 31,2003
                                          -------------          -------------

Book value per share(3)                      $ 23.61               $ 21.60

(1) All applicable quarterly ratios reflect annualized figures.
(2) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3) Total equity divided by shares outstanding excluding unearned ESOP and undistributed stock awards shares.